Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Brent Dahl
Vice President - Investor Relations
Phone:	847-735-4039

Contact:	Lee Gordon
Vice President - Brunswick Global Communications & Public Relations
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports First Quarter Results

Continued Strong Demand and Operating Performance Drive Outstanding Results

First Quarter GAAP Diluted EPS of $2.25 and As Adjusted Diluted EPS of $2.53

Increasing 2022 Guidance: Adjusted Diluted EPS Range of $9.80 - $10.30
METTAWA, Ill., April 28, 2022 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2022:
First Quarter 2022 Highlights:

	Q1 2022
$ in millions (except per share data)	GAAP	Change vs Q1'21	As Adjusted	Change vs Q1'21
Net Sales	$1,695.7	18.3%	$1,695.7	18.3%
Operating Earnings	$239.5	3.3%	$267.5	10.1%
Operating Margin	14.1%	(210) bps	15.8%	(120) bps
Diluted EPS from Continuing Operations	$2.25	4.7%	$2.53	12.9%

bps = basis points

"Our businesses had a strong start to 2022, as continued focus on operational efficiency and strengthening our supply chain enabled increased production levels, and our investments in recurring-revenue businesses, technology, innovation, and capacity continue to position Brunswick for success and strong performance in any economic environment," said Brunswick Chief Executive

Officer David Foulkes. "The pace of retail sales continues to be dominated by the twin supply-side challenges of exceptionally low field inventory levels and supply chain disruption. Global boat field inventory levels were 6 percent lower at the end of the first quarter 2022 than at the same time in 2021 and down 12 percent in the U.S., with inventory levels in some areas artificially inflated by a slower start to spring in Northern U.S. and Canada which is resulting in delayed deliveries and registrations for many retail-sold boats. Wholesale sales and production growth continue to be constrained most notably by the supply impact of the recent China lockdowns and associated freight and transportation delays.

Our propulsion business had strong results versus a historic first quarter of 2021, with top-line growth enabled by increased production. Mercury Marine continues to expand outboard propulsion retail market share, gaining 310 basis points in the last twenty-four months, including over 1,000 basis points of share gains in engines over 300 horsepower. Production capacity for high horsepower outboard engines will significantly increase with the previously announced capacity expansion underway at the Fond du Lac, Wisconsin facility. The expansion remains on schedule for completion in the fourth quarter of 2022.

Our parts and accessories businesses continued delivering robust performance. Collectively, the businesses delivered record first quarter revenue as both aftermarket and OEM channels prepare for the prime boating season. Our Advanced Systems Group, with the addition of Navico, also delivered exceptional top-line growth in the quarter, with healthy margins despite continued supply chain tightness and cost headwinds.

Our boat business posted outstanding top-line growth in the quarter, with operating margins slightly below double-digits, increasing sequentially for the second consecutive quarter. Our Aluminum Fishing category had outsized revenue growth and robust operating margins, while our Recreational Fiberglass brands also posted a strong quarter. We are meeting our production plans for the year despite headwinds, with global pipeline inventory levels remaining at a very low level of 19 weeks, equivalent to about 50 percent fewer units than at the same time in 2019. Finally, Freedom Boat Club has had an incredibly busy start to the year with substantial growth in the U.S. and Europe, and now has more than 350 locations, including the first location in the Nordics, and over 48,000 memberships network-wide, while generating exceptionally strong synergy sales across our marine portfolio.

On capital strategy, we took advantage of the overall stock-market and sector pullback to complete $80 million of share repurchases in the quarter. We plan to maintain a similar pace in the second quarter, and are significantly increasing our 2022 annual share repurchase target to $300 million. We also completed a $750 million debt offering at favorable interest rates and expanded our revolving credit facility.

Despite current headwinds, including the inflationary environment, signs indicate that boating participation remains strong, our propulsion business continues to take market share, the percentage of our boat production that is already retail-sold continues to be at an all-time high, early 2022 boat show performance is encouraging, there is no evidence of wholesale or retail cancellations, available U.S. field inventory of our larger boats is currently at or near zero, and there continues to be very little advertising or promotional activity. As a result, we are increasing our 2022 full year adjusted diluted EPS guidance," Foulkes concluded.

2022 First Quarter Results

For the first quarter of 2022, Brunswick reported consolidated net sales of $1,695.7 million, up from $1,433.2 million in the first quarter of 2021. Diluted EPS for the quarter was $2.25 on a GAAP basis and $2.53 on an as adjusted basis. Sales in each segment benefited from higher prices implemented since the first quarter of 2021 and increased sales volumes, partially offset by supply chain inefficiencies and unfavorable changes in foreign currency exchange rates, while each segment's operating earnings continue to be impacted by increasing inflationary pressures and spending on growth-related initiatives. In addition, versus the first quarter of 2021:
Propulsion segment reported a 7 percent increase in sales due to continued strong global demand for all product categories. Operating earnings grew slightly as benefits from increased sales were offset by investments in capacity and product development.
Parts and Accessories segment reported a 34 percent increase in sales and a robust increase in operating earnings driven primarily by acquisitions completed in 2021. P&A sales increased 2 percent on an organic basis despite sales and earnings being impacted by supply chain constraints leading to increased sales backlogs, together with a slower start to the boating season in northern markets due to unfavorable weather conditions.

Boat segment reported an 18 percent increase in sales due to increased sales volumes to dealers. Freedom Boat Club, which is part of Business Acceleration, contributed approximately 3 percent of sales to the segment in the quarter. Segment operating earnings benefited from increased sales volumes, but were negatively impacted by inefficiencies resulting from supply chain disruptions, and the production ramp-up of the new Boston Whaler Flagler facility which will be substantially complete by the end of the third quarter.

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $699.1 million at the end of the first quarter, up $331.6 million from year-end 2021 levels. This change includes the issuance of $750 million of long-term debt in the first quarter for general corporate purposes using 10-year and 30-year notes, bringing the Company's leverage to 1.7x on a net basis.

Net cash used in operating activities during the first three months of the year of $140.9 million includes the seasonal impact of increasing working capital, partially offset by net earnings net of non-cash items.

Investing and financing activities resulted in net cash provided of $466.9 million during the quarter including the issuance of long-term debt, net of $100.9 million of capital expenditures, $79.8 million of share repurchases, $57.1 million of long-term debt repayments, and $28.0 million of dividend payments.

2022 Outlook

"Our outstanding performance in a turbulent macroeconomic and geopolitical environment is further evidence of our ability to continue to successfully execute our marine strategy and drive shareholder value," said Foulkes. "Although we continue navigating elevated supply chain disruptions, material and freight inflation, and tight labor conditions in many of our manufacturing locations, we believe the strategic portfolio actions, cost control efforts, and flexible capital strategy actions executed in the last three years, together with our focused investment in new products, ACES technology, and capacity, position us well to deliver strong results in 2022 and progress us towards our 2025 targets.

As a result of the historically low dealer inventory levels and continued strong boating participation, production levels remain elevated across all our businesses to satisfy retail demand and to rebuild product pipelines. These factors continue to provide enhanced clarity on our ability to drive growth in future periods, resulting in the following updated guidance for full-year 2022. We anticipate:
1.Net sales between $6.8 billion and $7.1 billion;
2.Adjusted diluted EPS in the range of $9.80 - $10.30; and
3.Second quarter 2022 revenue growth of mid-to-high teens percent over the second quarter of 2021, with mid-single-digit percent EPS growth.

Finally, while the conflict in Ukraine and the cessation of business with Russia, Belarus, Crimea and the disputed provinces have not had a significant, direct, financial impact on our business, we want to offer heartfelt appreciation to the many members of our global employee population who have contributed to the humanitarian efforts within Ukraine and in support of Ukrainian refugees.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures used in this release is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to acquisitions, among other adjustments.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit, and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will hold a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, chief executive officer, Ryan M. Gwillim, executive vice president and chief financial officer, and Brent G. Dahl, vice president of investor relations. The call will be broadcast over the Internet at www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download, and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.

Security analysts and investors wishing to participate via telephone should call 877-900-9524 (no password needed). Callers outside of North America should call 412-902-0029 (no password needed) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 1 p.m. CDT on Thursday May 5, 2022, by calling 877-660-6853 or 201-612-7415 (Access ID: 13728759). The replay will also be available at www.brunswick.com/investors.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “should,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending; fiscal and monetary policy concerns; adverse capital market conditions; changes in currency exchange rates; higher energy and fuel costs; competitive pricing pressures; interest-rate risk related to our debt; the coronavirus (COVID-19) pandemic and the emergence of variant strains; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of pressures due to the pandemic; supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions; managing our manufacturing footprint; adverse weather conditions, climate change events and other catastrophic event risks; international business risks, geopolitical tensions or conflicts, sanctions, embargoes, or other regulations; our ability to develop new and innovative products and services at a competitive price; our ability to meet demand in a rapidly changing environment; loss of key customers; absorbing fixed costs in production; risks associated with joint ventures that do not operate solely for our benefit; our ability to integrate acquisitions, including Navico, and the risk for associated disruption to our business; the risk that unexpected costs will be incurred in connection with the Navico transaction or the possibility that the expected synergies and value creation from the transaction will not be realized or will not be realized within the expected time period; our ability to successfully implement our strategic plan and growth initiatives; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; our ability to identify, complete, and integrate targeted acquisitions; the risk that strategic divestitures will not provide business benefits; maintaining effective distribution; risks related to dealers and customers being able to access adequate financing; requirements for us to repurchase inventory; inventory reductions by dealers, retailers, or independent boat builders; risks related to the Freedom Boat Club franchise business model; outages, breaches, or other cybersecurity events regarding our technology systems, which could affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs; our ability to protect our brands and intellectual property; changes to U.S. trade policy and tariffs; any impairment to the value of goodwill and other assets; product liability, warranty, and other claims risks; legal, environmental, and other regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; managing our share repurchases; and risks associated with certain divisive shareholder activist actions.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2021. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Advanced Systems Group, which includes industry-leading brands such as Simrad, Lowrance, C-Map, B&G, MotorGuide, Attwood, Mastervolt, RELiON, Blue Sea Systems, CZone, and ASG Connect system integrators; Land 'N' Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Heyday, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, and Uttern boats; and Freedom Boat Club, Boateka, Boating Services Network and Boat Class. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	April 2, 2022	April 3, 2021	% Change
Net sales	$1,695.7	$1,433.2	18%
Cost of sales	1,212.1	1,015.9	19%
Selling, general and administrative expense	192.7	150.8	28%
Research and development expense	51.4	34.1	51%
Restructuring, exit and impairment charges	—	0.5	-100%
Operating earnings	239.5	231.9	3%
Equity earnings	0.8	0.8	0%
Other expense, net	(1.5)	(1.3)	15%
Earnings before interest and income taxes	238.8	231.4	3%
Interest expense	(18.4)	(14.8)	24%
Interest income	0.1	0.2	-50%
Loss on early extinguishment of debt	(0.1)	—	NM
Earnings before income taxes	220.4	216.8	2%
Income tax provision	46.4	47.4	-2%
Net earnings from continuing operations	$174.0	$169.4	3%

Net earnings (loss) from discontinued operations, net of tax	0.2	(0.1)	NM
Net earnings	$174.2	$169.3	3%

Earnings per common share:
Basic
Earnings from continuing operations	$2.26	$2.17	4%
Earnings (loss) from discontinued operations	0.00	(0.00)	NM
Net earnings	$2.26	$2.17	4%

Diluted
Earnings from continuing operations	$2.25	$2.15	5%
Earnings (loss) from discontinued operations	0.00	(0.00)	NM
Net earnings	$2.25	$2.15	5%

Weighted average shares used for computation of:
Basic earnings per common share	76.9	78.2
Diluted earnings per common share	77.4	78.8

Effective tax rate	21.1%	21.9%

NM = not meaningful

Brunswick Corporation
Reconciliation to Adjusted Metrics - Consolidated
(in millions)
(unaudited)

	Three Months Ended
	Operating Earnings		Diluted Earnings Per Share
(in millions, except per share data)	Apr 2, 2022	Apr 3, 2021	Apr 2, 2022	Apr 3, 2021
GAAP	$239.5	$231.9	$2.25	$2.15
Restructuring, exit, and impairment charges	—	0.5	—	—
Purchase accounting amortization	23.0	7.5	0.23	0.07
Sport Yacht & Yachts	—	2.5	—	0.03
Acquisition, integration, and IT related costs	5.0	1.3	0.05	0.01
Palm Coast reclassified from held-for-sale	—	0.8	—	0.01
Gain on sale of assets	—	(1.5)	—	(0.01)
Special tax items	—	—	—	(0.02)
As Adjusted	$267.5	$243.0	$2.53	$2.24

GAAP operating margin	14.1%	16.2%
Adjusted operating margin	15.8%	17.0%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Apr 2, 2022	Apr 3, 2021	% Change	Apr 2, 2022	Apr 3, 2021	% Change	Apr 2, 2022	Apr 3, 2021
Propulsion	$705.9	$657.8	7.3%	$125.3	$124.5	0.6%	17.8%	18.9%
Parts & Accessories	617.8	459.6	34.4%	91.6	91.9	-0.3%	14.8%	20.0%
Boat	492.8	419.5	17.5%	45.3	40.8	11.0%	9.2%	9.7%
Corporate/Other	—	—		(22.7)	(25.3)	-10.3%
Segment Eliminations	(120.8)	(103.7)	16.5%	—	—
Total	$1,695.7	$1,433.2	18.3%	$239.5	$231.9	3.3%	14.1%	16.2%

Segment Information - As Adjusted

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Apr 2, 2022	Apr 3, 2021	% Change	Apr 2, 2022	Apr 3, 2021	% Change	Apr 2, 2022	Apr 3, 2021
Propulsion	$705.9	$657.8	7.3%	$125.3	$124.5	0.6%	17.8%	18.9%
Parts & Accessories	617.8	459.6	34.4%	116.6	98.1	18.9%	18.9%	21.3%
Boat	492.8	419.5	17.5%	48.3	45.7	5.7%	9.8%	10.9%
Corporate/Other	—	—		(22.7)	(25.3)	-10.3%
Segment Eliminations	(120.8)	(103.7)	16.5%	—	—
Total	$1,695.7	$1,433.2	18.3%	$267.5	$243.0	10.1%	15.8%	17.0%

Brunswick Corporation
Reconciliation to Adjusted Metrics - Segment Information
(in millions)
(unaudited)

Propulsion Segment	Three Months Ended		2022 vs. 2021
	Apr 2, 2022	Apr 3, 2021	$ Change	% Change
Net sales	$705.9	$657.8	$48.1	7.3%
Operating earnings	125.3	124.5	0.8	0.6%
Operating margin	17.8%	18.9%		(110) bps

Parts & Accessories Segment	Three Months Ended		2022 vs. 2021
	Apr 2, 2022	Apr 3, 2021	$ Change	% Change
Net sales	$617.8	$459.6	$158.2	34.4%

GAAP operating earnings	$91.6	$91.9	$(0.3)	(0.3)%
Restructuring, exit and impairment charges	—	0.5	(0.5)	(100.0)%
Purchase accounting amortization	22.4	7.2	15.2	NM
Acquisition, integration, and IT related costs	2.6	—	2.6	NM
Gain on sale of assets	—	(1.5)	1.5	(100.0)%
Adjusted operating earnings	$116.6	$98.1	$18.5	18.9%

GAAP operating margin	14.8%	20.0%		(520) bps
Adjusted operating margin	18.9%	21.3%		(240) bps

Boat Segment	Three Months Ended		2022 vs. 2021
	Apr 2, 2022	Apr 3, 2021	$ Change	% Change
Net sales	$492.8	$419.5	$73.3	17.5%

GAAP operating earnings	$45.3	$40.8	$4.5	11.0%
Acquisition, integration, and IT related costs	2.4	1.3	1.1	84.6%
Purchase accounting amortization	0.6	0.3	0.3	100.0%
Sport Yacht & Yachts	—	2.5	(2.5)	(100.0)%
Palm Coast reclassified from held-for-sale	—	0.8	(0.8)	(100.0)%
Adjusted operating earnings	$48.3	$45.7	$2.6	5.7%

GAAP operating margin	9.2%	9.7%		(50) bps
Adjusted operating margin	9.8%	10.9%		(110) bps

Corporate/Other	Three Months Ended		2022 vs. 2021
	Apr 2, 2022	Apr 3, 2021	$ Change	% Change
Operating loss	$(22.7)	$(25.3)	$2.6	(10.3)%
NM = not meaningful
bps = basis points

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	April 2, 2022	December 31, 2021	April 3, 2021
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$680.1	$354.5	$471.9
Restricted cash	12.2	12.2	9.7
Short-term investments in marketable securities	6.8	0.8	7.3
Total cash and short-term investments in marketable securities	699.1	367.5	488.9
Accounts and notes receivable, net	664.7	485.3	539.1
Inventories
Finished goods	752.4	685.5	463.7
Work-in-process	195.4	176.8	125.4
Raw materials	397.9	345.7	176.5
Net inventories	1,345.7	1,208.0	765.6
Prepaid expenses and other	81.7	63.8	42.1
Current assets	2,791.2	2,124.6	1,835.7

Net property	1,078.1	1,046.9	872.4

Other assets
Goodwill	889.4	888.4	422.7
Other intangibles, net	1,038.4	1,052.1	544.3
Deferred income tax asset	137.9	146.0	126.4
Operating lease assets	92.4	92.8	80.7
Equity investments	48.1	43.8	36.3
Other long-term assets	17.5	30.4	24.7
Other assets	2,223.7	2,253.5	1,235.1

Total assets	$6,093.0	$5,425.0	$3,943.2

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$2.3	$37.4	$43.8
Accounts payable	660.0	693.5	532.4
Accrued expenses	665.9	711.3	552.8
Current liabilities	1,328.2	1,442.2	1,129.0

Debt	2,498.2	1,779.0	900.9
Other long-term liabilities	286.7	289.6	270.7
Shareholders’ equity	1,979.9	1,914.2	1,642.6
Total liabilities and shareholders’ equity	$6,093.0	$5,425.0	$3,943.2

Supplemental Information
Debt-to-capitalization rate	55.8%	48.7%	36.5%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	April 2, 2022	April 3, 2021
Cash flows from operating activities
Net earnings	$174.2	$169.3
Less: net earnings (loss) from discontinued operations, net of tax	0.2	(0.1)
Net earnings from continuing operations, net of tax	174.0	169.4
Stock compensation expense	4.4	6.1
Depreciation and amortization	53.6	41.6
Pension funding, net of expense	(0.2)	(0.8)
Deferred income taxes	4.5	7.9
Changes in certain current assets and current liabilities	(394.5)	(236.2)
Long-term extended warranty contracts and other deferred revenue	2.4	2.4
Income taxes	16.2	29.6
Other, net	(1.3)	(2.7)
Net cash (used for) provided by operating activities of continuing operations	(140.9)	17.3
Net cash used for operating activities of discontinued operations	(1.0)	(9.0)
Net cash (used for) provided by operating activities	(141.9)	8.3

Cash flows from investing activities
Capital expenditures	(100.9)	(42.9)
Purchases of marketable securities	(6.0)	—
Sales or maturities of marketable securities	—	49.4
Investments	(4.2)	(3.9)
Acquisition of businesses, net of cash acquired	—	(5.3)
Proceeds from the sale of property, plant and equipment	2.2	4.2
Cross currency swap settlement	16.7	—
Net cash (used for) provided by investing activities	(92.2)	1.5

Cash flows from financing activities
Proceeds from issuances of short-term debt	125.0	—
Payments of short-term debt	(125.0)	—
Net proceeds from issuances of long-term debt	741.8	1.9
Payments of long-term debt including current maturities	(57.1)	(9.2)
Common stock repurchases	(79.8)	(15.9)
Cash dividends paid	(28.0)	(21.0)
Proceeds from share-based compensation activity	—	0.5
Tax withholding associated with shares issued for share-based compensation	(15.8)	(12.7)
Other, net	(2.0)	(0.1)
Net cash provided by (used for) financing activities	559.1	(56.5)

Effect of exchange rate changes	0.6	(2.0)
Net increase (decrease) in Cash and cash equivalents and Restricted cash	325.6	(48.7)
Cash and cash equivalents and Restricted cash at beginning of period	366.7	530.3

Cash and cash equivalents and Restricted cash at end of period	692.3	481.6
Less: Restricted cash	12.2	9.7
Cash and cash equivalents at end of period	$680.1	$471.9

Reconciliation
Free cash flow
Net cash (used for) provided by operating activities	$(140.9)	$17.3

Net cash provided by (used for):
Plus: Capital expenditures	(100.9)	(42.9)
Plus: Proceeds from the sale of property, plant and equipment	2.2	4.2
Plus: Effect of exchange rate changes	0.6	(2.0)
Free cash flow	$(239.0)	$(23.4)